Exhibit 99.1

Company Contact: Andrew Warner, CFO EnergyConnect Group, Inc. (408) 898-4592 AWarner@energyconnectinc.com	Investor Relations Timothy Dien Lippert / Heilshorn & Associates, Inc. (415) 433-3777 TDien@lhai.com

EnergyConnect Group, Inc. Completes Debt to Equity Conversion
Strengthening Balance Sheet

San Jose, CA – September 13, 2010 - EnergyConnect Group, Inc. (OTCBB: ECNG), a leading provider of smart grid demand response (DR) services and technologies, will exchange $3.3 million in debt for 36.5 million shares of EnergyConnect’s common stock this week.

Kevin Evans, EnergyConnect’s president and CEO, said, “Following discussions with the company, Aequitas Capital has elected to convert its debt into equity. This conversion significantly strengthens our balance sheet and positions the company to take advantage of strategic growth opportunities in the DR market.” Per the terms of the agreement, the company will issue 36.5 million shares of restricted common stock, which will retire $3.3 million of debt currently held by Aequitas.  Following the conversion, Aequitas and its affiliates will own approximately 30% of the company’s outstanding shares.

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

About EnergyConnect
EnergyConnect delivers industry leading Demand Response technologies and services to commercial, institutional and industrial consumers enabling them to manage their use of electricity in response to market prices or regional power shortages. EnergyConnect’s GridConnect technology platform provides a scalable, cost-effective, clean technology to enhance the grid’s efficiency and reliability. For more information about this leading edge technology or about investor relations, visit: http://www.energyconnectinc.com.